Exhibit 10.1

GENERAL RELEASE AND WAIVER

This General Release and Waiver (“Release”) is made and entered into as of September 28, 2015 (the “Release Date”), by and between Cesca Therapeutics Inc., a Delaware corporation (“Employer”), and Kenneth L. Harris (“Executive,” and together with Employer, the “Parties”). Capitalized terms used, but not defined herein, shall have the meaning given to such terms in that certain Executive Employment Agreement made and entered into as of July 15, 2013, by and between the Parties (the “Employment Agreement”). In consideration of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

1.           Separation. Executive’s employment with Employer ended effective September 28, 2015 (the “Termination Date”) as a result of Executive’s termination of employment without Cause. In connection with such termination of employment, Executive represents that Executive has voluntarily resigned as a director of the Board of Directors of the Employer (the “Board”) and has further voluntarily determined not to stand for re-election to the Board or seek re-employment with the Employer; provided, however, that Executive shall continue to perform services to the Employer pursuant to the terms and conditions of the Consulting Agreement (as defined below).

2.           Payment and Benefits. In consideration of the promises made in this Release, but in all cases subject to Section 4(e) and Section 6(d) below, Employer has agreed to pay Executive the sum equal to eighteen (18) months of Base Salary in effect as of the Termination Date, which such “Base Salary” is equal to an annualized gross salary of $328,000.00 (or a gross monthly salary of $27,333.33). Notwithstanding the foregoing or anything to the contrary set forth in the Employment Agreement, the Employer and the Executive hereby agree to the following additional benefits in consideration of the promises made in this Release:

(a)     If, on or before December 14, 2015, the Employer obtains both the CIRM Grant (as defined below) and closes a Qualified Financing (as defined below), then the Employer shall make a one-time cash payment to Executive equal to the sum of three months of Base Salary otherwise payable to Executive pursuant to this Section 2 (the “Accelerated Payment”). The Accelerated Payment provided for herein shall be deemed an advancement on a dollar for dollar value of the remaining final chronological payments due and payable to Executive pursuant to Section 2, and once paid to the Executive, shall reduce the total amount of remaining payments due and payable to Executive by the dollar amount accelerated and payable to Executive pursuant to Section 2. For purposes of this Section 2(a), the term “CIRM Grant” shall mean the approval from California Institute for Regenerative Medicine of a grant in the amount equal to or greater than $10 million to the Employer, and the term “Qualified Financing” shall mean the consummation, at any time after the date hereof, of a sale of debt or equity securities of the Employer primarily for bona fide capital raising purposes in a single transaction or series of related transactions that results in gross proceeds to the Employer of at least $9.5 million. For the avoidance of doubt, the consummation of the Second Closing (as defined in the Securities Purchase Agreement) pursuant to that certain Securities Purchase Agreement dated August 31, 2015 (the “Securities Purchase Agreement”) by and among the Employer and Purchasers (as defined in the Securities Purchase Agreement) shall be deemed to constitute a Qualified Financing. However, it is expressly understood that a failure of Employer to obtain the CIRM Grant and the Qualified Financing does not reduce Employer’s obligations under this Section 2.

(b)     Concurrently with the execution and delivery of this Release, Executive and Employer shall enter into a part-time consulting agreement, in substantially the form attached hereto as Exhibit A (the “Consulting Agreement”).

(c)     Concurrently with the approval of this Release by the Board as of the date hereof, the Board has approved as of the date hereof, and the Employer shall grant to Executive, an option to purchase 270,000 shares (the “Shares”) of the Employer’s common stock (“Common Stock”), at a price per share equal to the closing price of a share of the Employer’s Common Stock on the Nasdaq Stock Market as of the date hereof. 15,000 Shares subject to the option shall vest and become exercisable on each month following the date hereof over the 18 month period measured from the date hereof, subject to Executive’s continuous service and/or availability to the Employer pursuant to the terms of the Consulting Agreement. For purposes of this Section 2(c), it is understood by both the Executive and Employer that the consulting support and Consulting Agreement is considered as a significant severance element to the Executive executing this Release. The option shall be exercisable only for Shares that have vested in accordance with the preceding described vesting schedule. This option grant shall be subject to the terms and conditions of the Employer’s Amended and Restated 2006 Equity Incentive Plan, and the other agreements thereunder evidencing the option granted (the “Option Grant Documentation”). Upon execution of the Option Grant Documentation, the Option Grant Documentation shall govern the terms and conditions of the option and otherwise supersede the terms and conditions of this Section 2(c).

The amount of Base Salary continuation payments to be paid to Executive pursuant to this Section 2 shall be paid commencing on the first Employer payroll date that occurs on or following the Revocation End Date (as defined below), with such amount to be paid in thirty-six (36) substantially equal bi-weekly installments in accordance with Employer’s payroll dates, with each successive payment being due on the next by-weekly payroll date following the first installment; provided, however, that no payments or Benefits shall be owed or payable to Executive under this Section 2 unless and until the ADEA release provided for in Section 4 below has not been revoked on or prior to the Revocation End Date and such release remains in effect thereafter pursuant to the terms of Section 4(e) below.

For the avoidance of doubt, Executive hereby acknowledges and agrees that all of the benefits described in this Section 2 (the “Benefits”), and the timing of payments to be made to Executive in connection therewith, replace and supersede in their entirety any and all obligations of the Employer, and all payments and other consideration payable to Executive (other than earned and unpaid salary, earned and unpaid PTO, and properly reimbursable expenses as of the Termination Date), under the Employment Agreement in connection with Executive’s termination of employment, including, without limitation, any and all payment obligations under Section 6 (other than earned and unpaid salary, earned and unpaid PTO, and reimbursable expenses as of the Termination Date) thereof. Executive understands and Employer acknowledges that all of the Benefits described in this Section 2 constitute benefits in excess of those to which both Executive and Employer would be entitled without entering into this Release.

3.           Release of Claims and Waiver of Rights.

(a)     Executive, on Executive’s own behalf and that of Executive’s spouse, heirs, executors or administrators, assigns, insurers, attorneys and other persons or entities acting or purporting to act on Executive’s behalf (the “Executive’s Parties”), hereby irrevocably and unconditionally release, acquit and forever discharge Employer, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by Employer and said plans’ fiduciaries, agents and trustees (the “Released Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Released Parties by reason of, arising out of, related to, or resulting from Executive’s employment with Employer or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this section does not include: (i) a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of Employer which have accrued as of the separation date; (ii) a waiver of the right to benefits and payment of consideration to which Executive may be entitled under the Employment Agreement or any of the agreements contemplated thereby (including indemnification agreements and the stock option agreements); and (iii) a waiver of any rights to indemnification under the Certificate of Incorporation or Bylaws of the Employer or an subsidiary of Employer or under applicable law and regulation. Executive acknowledges that he is only entitled to the severance benefits and compensation set forth in the Employment Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

Nothing in this Release shall be deemed to require the waiver or release of any claim that may not be released or waived under applicable federal or state law.

(b)     Executive hereby acknowledges that he understands that under this Release he is releasing any known or unknown claims he may have arising out of, related to, or resulting from Executive’s employment with Employer or the termination thereof (the “Released Claims”). He therefore acknowledges that he has read and understands Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the Released Claims.

4.          Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive already is entitled. Executive further acknowledges that Executive has been advised by this writing that:

(a)     the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release is executed;

(b)     Executive should consult with an attorney prior to executing this Release;

(c)     Executive has at least twenty-one (21) days within which to consider this Release as it relates to claims under the ADEA, although Executive may accept the terms of this Release at any time within those 21 days and earlier execute this Release;

(d)     Executive has seven (7) days following the execution of this Release to revoke this Release as it relates to claims under the ADEA; and

(e)     This Release will not be effective as it relates to claims under the ADEA until the revocation period has expired, which will be the eighth day after this Release is executed by both Parties (the, “Revocation End Date”), and the severance payments and other Benefits described in this Release will not be paid until this Release has become effective and all statutory revocation periods have expired.

5.          Non-Disparagement. The parties agree to treat each other respectfully and professionally and not disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Executive and Employer will respond accurately and fully to any question, inquiry or request for information when required by the legal process.

6.           Voting Agreement.

(a)     The rights and duties that are the subject of this Section 6 shall apply to only those shares of Employer’s capital stock held (whether directly or indirectly or through one or more intermediaries) by the Executive or over which the Executive has beneficial ownership or control. This Section 6 shall not be applicable to any shares of Employer’s capital stock no longer held (whether directly or indirectly or through one or more intermediaries), beneficially owned or controlled by the Executive. Upon compliance with applicable securities laws, Executive shall be free and without restriction of any nature to sell Executive’s shares of Employer’s capital stock free and clear of this Section 6 during the 18 months following the date hereof. No bona fide purchaser (excluding any purchaser or transferee deemed to be an “affiliate” of the Executive as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or to any purchaser or transferee in which Executive has any direct or indirect ownership interest) of any such shares of Employer’s capital stock shall be subject in any manner to the restrictions, requirements or duties incumbent on Executive pursuant to this Section 6 during said 18-month period.

(b)     For a period beginning on the date hereof and ending on the date that is 18 months from the date hereof, the Executive agrees, with respect to matters related to nominating directors to serve on the Board and electing directors nominated by the Board before the stockholders of the Employer, whether at a meeting of the stockholders of the Employer or any adjournment thereof, or pursuant to a requested written consent of holders of the Employer’s capital stock, to vote, or cause to be voted, all shares of the Employer’s capital stock held by the Executive (whether directly or indirectly or through one or more intermediaries) or over which the Executive has beneficial ownership or control in the manner recommended by the Board specific to election of directors and shall refrain from taking, and shall not take, any action to nominate any person or group of persons to serve as directors on the Board. Executive hereto agrees to execute and deliver all such instruments and documents and do all such other acts and things as may be necessary to more fully effectuate the agreement set forth in this Section 6(a).

(c)     It is agreed and understood that monetary damages would not adequately compensate Employer for the breach of Section 6(a) by Executive, that the agreement set forth in Section 6(a) shall be specifically enforceable, and that any breach or threatened breach of Section 6(a) shall be the proper subject of a temporary or permanent injunction or restraining order. Further, Executive hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(d)     Notwithstanding Section 6(c) and in addition to the remedy provided for therein, any and all Benefits payable pursuant to Section 2 above shall immediately and irrevocably be terminated and cancelled immediately upon any breach by of Section 6(a) by Executive, and no Benefits shall thereafter be paid or payable to Executive. The termination of Benefits pursuant to this Section 6(d) shall not impair or diminish in any way the release provided for in Section 3.

7.          No Admissions. Employer denies that it or any of its employees or agents have taken any improper action against Executive. This Release shall not be admissible in any proceeding as evidence of improper action by Employer or any of its employees or agents.

8.          Non-Waiver. Employer’s waiver of a breach of this Release by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Release.

9.          Restrictive Covenants. Executive understands that the covenants in Sections 7, 9 and 10 of the Employment Agreement survive the termination of his employment with Employer.

10.       Amendment, Waiver. No amendment or variation of the terms of this Release shall be valid unless made in writing and signed by Executive and Employer. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by Employer. Failure of either Employer or Executive to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

11.       Assignment. It is understood that this Release, and specifically Executive’s rights and obligations hereunder, shall survive to the Executive’s beneficiary on death.

12.       Construction. The terms set forth in Section 12 and Sections 16.1, 16.2, 16.3, and 16.8 of the Employment Agreement shall apply to this Release, provided that the word “Release” shall take the place of the word “Agreement” in such Sections, where applicable.

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IN WITNESS WHEREOF, the Parties have executed this Release as of dates set forth below their respective signatures below.

EMPLOYER:	EXECUTIVE:

CESCA THERAPEUTICS, INC.

By: /s/ Robin Stracey	/s/ Kenneth L. Harris
Kenneth L. Harris

Name: Robin Stracey

Title: CEO

Date: 9/28/15	Date: 9/28/15

[Signature Page to General Release and Waiver]